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Exhibit 10.18

FIRST AMENDMENT TO OFFICE BUILDING LEASE

        This FIRST AMENDMENT TO OFFICE BUILDING LEASE (this "First Amendment") is made and entered into as of August 26, 2005, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and THE RYLAND GROUP, INC., a Maryland corporation ("Tenant").

R E C I T A L S :

        A.    Landlord and Tenant entered into that certain Office Lease dated as of December, 1999 (the "Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord a total of approximately 32,946 rentable (31,388 usable) square feet of space (the "Premises"), comprised of (i) approximately 7,622 rentable (6,686 usable) square feet of space commonly known as Suite 100, and (ii) approximately 25,324 rentable (24,702 usable) square feet of space commonly known as Suite 400, located on the first (1st) and fourth (4th) floors, respectively, of that certain office building located at 24025 Park Sorrento, Calabasas, California (the "Building"), which Building forms a part of that certain multi-building project commonly known as "Calabasas Park Centre" (the "Project").

        B.    Tenant desires to extend the term of the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease on the terms and conditions contained herein.

A G R E E M E N T :

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

        1.    Defined Terms.    All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

        2.    Extended Term.    Landlord and Tenant acknowledge that Tenant's lease of the Premises is scheduled to expire on October 31, 2006, pursuant to the terms of the Lease. Notwithstanding any provision to the contrary set forth in the Lease, the term of Tenant's lease of the Premises is hereby extended for a period of ten (10) years commencing on November 1, 2006 (the "Extended Term Commencement Date"), and ending on October 31, 2016 (the "Extended Term Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Extended Term Commencement Date and ending on the Extended Term Expiration Date shall be referred to herein as the "Extended Term."

        3.    Base Rent.

                3.1    Monthly Base Rent.    Prior to the Extended Term Commencement Date, Tenant shall continue to pay Monthly Base Rent for the Premises in accordance with the terms of the Lease. Notwithstanding the foregoing or any provision to the contrary set forth in the Lease, commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall pay Monthly Base Rent for the Premises in accordance with the following schedule:

Period	Annual Base Rent	Monthly Base Rent		Monthly Base Rental Rate Per Rentable Square Foot
November 1, 2006 – October 31, 2007	$1,126,753.20	$93,896.10	*	$2.85
November 1, 2007 – October 31, 2008	$1,162,334.88	$96,861.24		$2.94
November 1, 2008 – October 31, 2009	$1,197,916.56	$99,826.38		$3.03
November 1, 2009 – October 31, 2010	$1,233,498.24	$102,791.52		$3.12
November 1, 2010 – October 31, 2011	$1,269,079.92	$105,756.66		$3.21
November 1, 2011 – October 31, 2012	$1,308,615.12	$109,051.26		$3.31
November 1, 2012 – October 31, 2013	$1,348,150.32	$112,345.86		$3.41
November 1, 2013 – October 31, 2014	$1,387,685,52	$115,640.46		$3.51
November 1, 2014 – October 31, 2015	$1,431,174.24	$119,264.52		$3.62
November 1, 2015 – October 31, 2016	$1,474,662.96	$122,888.58		$3.73

*
The installments of Monthly Base Rent payable by Tenant for the first three (3) months of the Extended Term (i.e., the period from November 1, 2006 through January 31, 2007) shall be subject to reduction in accordance with the terms set forth in Section 3.2 of this First Amendment.

                3.2    Abatement of Monthly Base Rent.    Notwithstanding any contrary provision set forth in Section 3.1, above, provided that Tenant is not then in default under the Lease (beyond all applicable notice and cure periods), as amended hereby, Tenant's Monthly Base Rent for that portion of the Premises consisting of Suite 100 only (i.e.,for 7,622 rentable square feet of space of the Premises only) shall be abated for the first three (3) months of the Extended Term, thereby reducing each installment of Monthly Base Rent payable by Tenant for the three (3) month period commencing on the November 1, 2006 (i.e., the Extended Term Commencement Date) and ending on January 31, 2007 to Seventy-Two Thousand One Hundred Seventy-Three and 40/100 Dollars ($72,173.40) (i.e., $2.85 per rentable square foot of Suite 400 only).

        4.    Operating Expenses.    Prior to the Extended Term Commencement Date, Tenant shall continue to pay Tenant's Percentage of Operating Expenses for the Premises in accordance with the terms of the Lease. Notwithstanding any provision to the contrary set forth in the Lease or this First Amendment, commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall continue to pay Tenant's Percentage of Operating Expenses in connection with the Premises in accordance with the terms of the Lease; provided, however, that for purposes of calculating Tenant's Operating Expense Allowance for the Extended Term (i.e., the period commencing on November 1, 2006 and expiring on October 31, 2016), the Base Year shall be the calendar year 2006. Notwithstanding the foregoing or any other contrary provision of the Lease, as amended hereby, however, Tenant shall not be obligated to pay Tenant's Percentage of Operating Expenses attributable to the first twelve (12) months of the Extended Term (i.e, the period from November 1, 2006 through October 31, 2007).

        5.    Improvements in the Premises.    Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its currently existing, "as-is" condition. Except as specifically set forth in this First Amendment and the Tenant Work Letter attached hereto as Exhibit A (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the Premises during the Extended Term. Except as specifically set forth in the Tenant Work Letter, Tenant hereby acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or with respect to the suitability of any of the Premises for the conduct of Tenant's business. Any improvements, alterations, additions or changes to the Premises other than the "Tenant Improvements," as that term is defined in Section 2.1 of the Tenant Work Letter, shall be performed pursuant to the terms of Article 13 of the Lease.

        6.    Right of First Offer.    Tenant's right of first offer set forth in Section 2 of the Addendum attached to the Lease shall remain in full force and effect during the Extended Term.

        7.    Option Term.    Tenant shall have the right to further extend the term of the Lease for an additional five (5) year period, subject to and in accordance with the terms and conditions set forth in Sections 3(b) through 3(o) of the Lease.

        8.    Termination Right.    Provided that the Original Tenant is not in default under the Lease, as amended, as of the date of Tenant's delivery of the "Termination Notice," as that term is defined below, the Original Tenant shall have a one-time right to terminate the Lease, as amended hereby, effective as of October 31, 2011 (the "Termination Date"), provided that (i) Landlord receives written notice (the "Termination Notice") from Tenant on or before October 31, 2010, stating that Tenant irrevocably exercises its right to terminate the Lease, as amended hereby, pursuant to the terms and conditions of this Section 8, and (ii) Tenant pays to Landlord, concurrently with its delivery of the Termination Notice, as an early termination fee, an amount equal to the sum of the (x) the Monthly Base Rent payable during the sixty-first (61st) through the sixty-third (63rd) months of the Extended Term, (y) the unamortized portion, as of the Termination Date, of all costs expended by Landlord in connection with the Tenant Improvements, the Tenant Improvement Allowance and any other allowances paid by Landlord in connection with any First Offer Space leased by Tenant, and (z) the unamortized portion, as of the Termination Date, of all leasing commissions paid by Landlord in connection with the Lease, as amended, including any First Offer Space, with the costs set forth in items (y) and (z) above being amortized at an annual interest rate of seven percent (7%) over the initial Extended Term. Provided that the Original Tenant terminates the Lease, as amended, pursuant to the terms of this Section 8, (A) the Lease, as amended, shall automatically terminate and be of no further force or effect, (B) Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, as of the Termination Date, except those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, as amended including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, up to and including the

Termination Date, and (C) as of the date of Tenant's delivery of the Termination Notice, Tenant's right lease any first offer space pursuant to Section 6, above, shall be deemed null and void and no further force or effect. The rights contained in this Section 8 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in the Lease, as amended).

        9.    Signage.    Notwithstanding the terms and conditions set forth in the first sentence of Article 34 of the Lease (but subject to all other terms and conditions set forth therein), commencing as of the date of this First Amendment and continuing throughout the Extended Term, Tenant shall be entitled to (i) a maximum of two (2) eyebrow identification signs on the exterior of the Building, one (1) sign to be placed on the north facing side of the Building (in a location mutually and reasonably agreed upon by Landlord and Tenant) and the other sign to be placed on the south facing side of the Building (in a location mutually and reasonably agreed upon by Landlord and Tenant), and (ii) Tenant's existing identification signage located on the existing monument sign adjacent to the Building. Tenant's rights and obligations with respect to such signage shall be subject to all applicable terms and conditions of Article 34 of the Lease.

        10.    Parking Relocation.    The parties hereby acknowledge that Landlord is contemplating construction of any additional phase of the Project, which construction may require relocation of certain parking areas utilized by Tenant in connection with its lease of the Premises. If Landlord proceeds with the construction of such additional phase of the Project and Landlord determines, in its sole discretion, that the relocation of such parking areas is necessary, Landlord agrees that it shall provide Tenant with not less than thirty (30) days prior written notice of the commencement of such construction at the Project and the relocation of such parking areas, which notice shall, among other items, identify the alternate parking areas provided by Landlord for Tenant's use. In no event shall any capital expenditures incurred by Landlord with respect to the relocation of the such parking areas be included in Operating Expenses, except as expressly permitted under the Lease.

        11.    Broker.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment excepting only Travers Realty (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party other than the Broker. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as amended hereby.

        12.    No Further Modification.    Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease, as amended, shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

        IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:
KILROY REALTY, L.P., a Delaware limited partnership
	By:	Kilroy Realty Corporation, a Maryland corporation, its general partner
/s/ JOHN T. FUCCI John T. Fucci Sr. Vice President Asset Management		By: /s/ JEFFREY C. HAWKEN Name: Jeffrey C. Hawken Title: Executive Vice President Chief Operating Officer
TENANT:
THE RYLAND GROUP, a Maryland corporation
By: /s/ ROBERT J. CUNNION, III Name: Robert J. Cunnion, III Title: SVP
By: /s/ CATHY S. LOWE Name: Cathy S. Lowe Title: SVP, Treasurer

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  Exhibit 10.18
FIRST AMENDMENT TO OFFICE BUILDING LEASE